INVESTOR SHAREHOLDER AGREEMENT

dated as of

__________, 2007

between

FORTRESS INVESTMENT GROUP LLC

and

NOMURA INVESTMENT MANAGERS U.S.A., INC.

TABLE OF CONTENTS
PAGE		PAGE

ARTICLE I

DEFINITIONS

SECTION 1.1	DEFINITIONS	5
SECTION 1.2	GENDER	12

ARTICLE II

GOVERNANCE RIGHTS

SECTION 2.1	INVESTOR BOARD REPRESENTATION	13
SECTION 2.2	INSPECTION RIGHTS	15

ARTICLE III

TERMINATION

SECTION 3.1	TERM	16
SECTION 3.2	SURVIVAL	16

ARTICLE IV

REGISTRATION RIGHTS

SECTION 4.1	DEMAND REGISTRATION	17
SECTION 4.2	PIGGYBACK REGISTRATION	20
SECTION 4.3	WITHDRAWAL RIGHTS	22
SECTION 4.4	HOLDBACK AGREEMENTS	23
SECTION 4.5	REGISTRATION PROCEDURES	23
SECTION 4.6	REGISTRATION EXPENSES	29
SECTION 4.7	INDEMNIFICATION	30

SECTION 4.8	MOST FAVORED NATIONS	34

ARTICLE V

DRAG-ALONG RIGHTS AND TAG-ALONG RIGHTS

SECTION 5.1	DRAG-ALONG RIGHTS	34
SECTION 5.2	TAG-ALONG RIGHTS	35

ARTICLE VI

STANDSTILL AND TRANSFER RESTRICTIONS

SECTION 6.1	STANDSTILL	37
SECTION 6.2	TRANSFER RESTRICTIONS	39

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.1	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR	40
SECTION 7.2	REPRESENTATIONS AND WARRANTIES OF FORTRESS	41

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1	EXCHANGES; REPURCHASES; RECAPITALIZATION	41
SECTION 8.2	NOTICES	42
SECTION 8.3	NO DISCRIMINATORY TREATMENT	43
SECTION 8.4	COVENANT NOT TO AMEND	44
SECTION 8.5	INTERPRETATION	44
SECTION 8.6	SEVERABILITY	44
SECTION 8.7	COUNTERPARTS	44

INVESTOR SHAREHOLDER AGREEMENT (the “Agreement”), dated as of [__________], 2007, between Nomura Investment Managers U.S.A., Inc., a Delaware corporation (“Initial Investor” and, collectively with all other Persons (as defined herein) who become Investors in accordance with this Agreement, “Investors”), and Fortress Investment Group LLC, a Delaware limited liability company (“Fortress”).

WHEREAS, in connection with the IPO (as defined herein), Fortress and its Affiliates (as defined herein) intend to consummate the transactions described in the Registration Statement on Form S-1 filed with the Commission (as defined herein) on November 8, 2006 (Registration No. 333-138514) (the “IPO Registration Statement”);

WHEREAS, Initial Investor has entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the Principals pursuant to which Initial Investor, prior to the consummation of the IPO, will acquire [___] Class A Shares (as defined herein); and

WHEREAS, Initial Investor and Fortress desire to address herein certain relationships among themselves with respect to the Class A Shares held by Initial Investor.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 DEFINITIONS. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Securities Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“ADVISERS ACT” means the Investment Advisers Act of 1940, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

An “AFFILIATE” of any Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. “CONTROL” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“AGREEMENT” has the meaning set forth in the recitals to this Agreement.

“APPROVED SALE” shall have the meaning set forth in Section 5.1(a).

A “BENEFICIAL OWNER” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “BENEFICIALLY OWN” and “BENEFICIAL OWNERSHIP” shall have correlative meanings.

“BOARD” means the board of directors of Fortress.

“CLASS A SHARES” means the Class A Shares of Fortress representing Class A limited liability company interests of Fortress and any equity securities issued or issuable in exchange for or with respect to such Class A Shares by way of a dividend, split or combination of shares or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“CLASS B SHARES” means the Class B Shares of Fortress representing Class B limited liability company interests of Fortress and any equity securities issued or issuable in exchange for or with respect to such Class B Shares by way of a dividend, split or combination of shares or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“CODE” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“COMMISSION” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“DEMAND” shall have the meaning set forth in Section 4.1(a).

“DEMAND INVESTOR” means an Investor that, together with its Permitted Transferees and their respective Permitted Transferees who are in each case Investors, holds at least a Registrable Amount.

“DEMAND REGISTRATION” has the meaning set forth in Section 4.1(a).

“DISQUALIFIED PERSON” has the meaning set forth in Section 2.1(c).

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

A reference to an “EXCHANGE ACT RULE” shall mean such rule or regulation of the SEC under the Exchange Act, as in effect from time to time or as replaced by a successor rule thereto.

“FOG UNIT” refers to a unit in the Fortress Operating Group, as described in the Private Placement Memorandum, which represents one limited partnership interest in each of the limited partnerships that comprise the Fortress Operating Group and any corresponding Class B Shares and any equity securities issued or issuable (including Class A Shares) in exchange for or with respect to such FOG Units or Class B Shares (x) by way of a dividend, split or combination of shares, (y) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization, or (z) otherwise.

“FORTRESS” has the meaning set forth in the recitals to this Agreement.

“FORTRESS OPERATING GROUP” has the meaning set forth in the IPO Registration Statement.

“GOVERNMENTAL ENTITY” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“GROUP” has the meaning set forth in Section 13(d) of the Exchange Act as in effect on the date of this Agreement.

“INDEPENDENT DIRECTOR” means a person who meets the independence criteria specified in the New York Stock Exchange Listed Company Manual Section 303A.02, as the same may be amended from time to time or as provided in any other similar New York Stock Exchange rule that replaces such rule.

“INITIAL CLASS A SHARES” means the Class A Shares purchased by Initial Investor pursuant to the Securities Purchase Agreement.

“INITIAL INVESTOR” has the meaning set forth in the recitals to this Agreement.

“INSPECTORS” shall have the meaning set forth in Section 4.5(a)(viii).

“INVESTMENT COMPANY ACT” means the Investment Company Act of 1940, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder

“INVESTOR” has the meaning set forth in the recitals to this Agreement.

“IPO” means the initial public offering of Class A Shares.

“IPO REGISTRATION STATEMENT” has the meaning set forth in the recitals of this Agreement.

“LOSSES” shall have the meaning set forth in Section 4.7(a).

“NONQUALIFIED TRANSFEREE” means any Person that the Board, in its good faith and reasonable judgment, determines should not be allowed to purchase Class A Shares from Initial Investor or its Permitted Transferees in a transaction exempt from the registration requirements of the Securities Act because such purchase could reasonably be expected to be materially detrimental to the business or prospects of Fortress.

“OBSERVER” shall have the meaning set forth in Section 2.1(c)(ii).

“OPERATING AGREEMENT” means the amended and restated limited liability company agreement of Fortress.

“OTHER DEMANDING SELLERS” shall have the meaning set forth in Section 4.2(b).

“OTHER PROPOSED SELLERS” shall have the meaning set forth in Section 4.2(b).

“PERMITTED TRANSFEREE” shall mean (i) with respect to Initial Investor, such Initial Investor’s Subsidiaries or Controlled Affiliates and (ii) with respect to each Principal, (a) such Principal’s spouse, (b) a lineal descendant of such Principal’s maternal or paternal grandparents (or any such descendant’s spouse), (c) a Charitable Institution (as defined below), (d) a trustee of a trust (whether inter vivos or testamentary), the current beneficiaries and presumptive remaindermen of which are one or more of such Principal and persons described in clauses (a) through (c) of this definition, (e) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by one or more of such Principal and Persons described in clauses (a) through (d) of this definition, (f) an individual mandated under a qualified domestic relations order and (g) a legal or personal representative of such Principal in the event of his death or Disability. For purpose of this definition: (i) “lineal descendants” shall not include individuals adopted after attaining the age of 18 years and such adopted Person’s descendants; (ii) Charitable Institution shall refer to an organization described in section 501(c)(3) of the Code (or any corresponding provision of a future United State Internal Revenue law) which is exempt from income taxation under section 501(a) thereof; and (iii) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate. “DISABILITY” shall refer to any physical or mental incapacity which, as determined by the Board, prevents a Principal from carrying out all or substantially all of his duties under his employment agreement with Fortress in such capacity for any period of 120 consecutive days or any aggregate period of six months in any 12-month period.

“PERSON” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“PIGGYBACK INVESTOR” shall have the meaning set forth in Section 4.2(a).

“PIGGYBACK NOTICE” shall have the meaning set forth in Section 4.2(a).

“PIGGYBACK REGISTRABLE AMOUNT” shall mean an amount of Shares representing at least 1% of the Total Voting Power of Fortress.

“PIGGYBACK REGISTRATION” shall have the meaning set forth in Section 4.2(a).

“PIGGYBACK SELLER” shall have the meaning set forth in Section 4.2(a).

“PRINCIPALS” means Peter L. Briger, Jr., Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone and Michael E. Novogratz.

“PROCEEDING” shall have the meaning set forth in Section 8.12.

“RECORDS” shall have the meaning set forth in Section 4.5(a)(viii).

“REGISTRABLE AMOUNT” shall mean an amount of Shares representing at least 2.5% of the Total Voting Power of Fortress.

“REGISTRABLE SECURITIES” shall mean the Initial Class A Shares and any equity securities issued or issuable to any of the Investors with respect to the Initial Class A Shares by way of a dividend, split or combination of shares or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (x) a registration statement registering such securities under the Securities Act has been declared effective and such securities have been sold or otherwise transferred by the holder thereof pursuant to such effective registration statement or (y) such securities are sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act.

“REGISTRATION RIGHTS” means the rights described herein in Article IV.

“REPRESENTATIVE” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“REQUESTING INVESTOR” shall have the meaning set forth in Section 4.1(a).

“SECURITIES ACT” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“SECURITIES PURCHASE AGREEMENT” has the meaning set forth in the recitals to this Agreement.

“SELECTED COURTS” shall have the meaning set forth in Section 8.12.

“SELLING INVESTORS” shall have the meaning set forth in Section 4.5(a)(i).

“SHARES” means, collectively, the outstanding Class A Shares and Class B Shares (as equitably adjusted to reflect any split, combination, reorganization, recapitalization, reclassification or other similar event involving the Class A Shares and/or Class B Shares).

“STOCK EQUIVALENTS” means any security or obligation which is by its terms, whether directly or indirectly, convertible into or exchangeable or exercisable for Class A Shares, Class B Shares or other equity securities of the Fortress Entities, and any option, warrant or other subscription or purchase right with respect to Class A Shares, Class B Shares or other equity securities of any of the Fortress Entities.

“SUBSIDIARIES” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“TAG-ALONG NOTICE” shall have the meaning set forth in Section 5.2(b).

“TAG-ALONG PRINCIPAL” shall have the meaning set forth in Section 5.2(a).

“TAG-ALONG PURCHASER” shall have the meaning set forth in Section 5.2(a).

“TAG-ALONG RIGHTSHOLDER” shall have the meaning set forth in Section 5.2(a).

“TAG-ALONG SHARES” shall have the meaning set forth in Section 5.2(a).

“TOTAL VOTING POWER OF FORTRESS” means the total number of votes that may be cast in the election of directors of Fortress if all Voting Securities outstanding or treated as outstanding pursuant to the final two sentences of this definition were present and voted at a meeting held for such purpose. The percentage of the Total Voting Power of Fortress Beneficially Owned by any Person is the percentage of the Total Voting Power of Fortress that is represented by the total number of votes that may be cast in the election of directors of Fortress by Voting Securities Beneficially Owned by such Person. In calculating such percentage, the Voting Securities Beneficially Owned by any Person that are not outstanding but are subject to issuance upon exercise or exchange of rights of conversion or any options, warrants or other rights Beneficially Owned by such Person shall be deemed to be outstanding for the purpose of computing the percentage of the Total Voting Power of Fortress represented by Voting Securities Beneficially Owned by such Person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the Total Voting Power of Fortress represented by Voting Securities Beneficially Owned by any other Person.

“UNDERWRITTEN OFFERING” shall mean a sale of securities of Fortress to an underwriter or underwriters for reoffering to the public.

“VOTING SECURITIES” means Class A Shares, Class B Shares and any other securities of Fortress or any Subsidiary of Fortress entitled to vote generally in the election of directors of Fortress.

SECTION 1.2 GENDER. For the purposes of this Agreement, the words “he,” “his” or “himself” shall be interpreted to include the masculine, feminine and corporate, other entity or trust form.

ARTICLE II

GOVERNANCE RIGHTS

SECTION 2.1 INVESTOR BOARD REPRESENTATION.

(a) Nominees.

(i) (x) At any time prior to the consummation of the IPO, so long as Initial Investor and its Permitted Transferees have retained at least two-thirds of the number of the Initial Class A Shares held by Initial Investor as of the date hereof (as adjusted by any dividend, split or combination of shares or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization), at the election of the Initial Investor, the Board shall nominate one individual designated by Initial Investor such that Initial Investor will have one designee on the Board, and (y) at any time after the consummation of the IPO, so long as Initial Investor and its Permitted Transferees Beneficially Own Voting Securities representing more than 10% of the Total Voting Power of Fortress, at the election of the Initial Investor, the Board shall nominate one individual designated by Initial Investor such that Initial Investor will have one designee on the Board;

(ii) In the event that any designee of Initial Investor under this Section 2.1 shall for any reason cease to serve as a member of the Board during his or her term of office, and Initial Investor has the right at such time to nominate one individual to serve on the Board pursuant to Section 2.1(a)(i), the resulting vacancy on the Board shall be filled by an individual designated by Initial Investor.

(iii) Notwithstanding anything to the contrary herein, Fortress shall not be required pursuant to this Section 2.1 to nominate or select any individual (a “Disqualified Person”) to serve as a member of the Board:

(A) whose appointment would cause Fortress or any its Affiliates registered under the Advisers Act as an investment adviser to provide (i) an affirmative answer to any question of Item 11 of Part I of Form ADV or (ii) any disclosure to investment advisory clients or prospective clients under Rule 206(4)-4 of the Advisers Act; or

(B) who has committed any act that would reasonably be expected to cause such individual, Fortress or any Fortress Subsidiary or any “affiliated person” (as defined in the Investment Company Act) of any of the foregoing to be disqualified in any manner under Section 9 of the Investment Company Act, or that would constitute grounds for the SEC to deny, revoke or suspend the registration of Fortress or any its affiliates registered under the Advisers Act as an investment adviser under Section 203(e) of the Advisers Act.

(b) Removal. Fortress shall be entitled to take all appropriate actions to remove any designee of Initial Investor on the Board at any time after such designee becomes a Disqualified Person, and Initial Investor shall take all actions reasonably requested by Fortress in connection with the foregoing.

(c) Waiver; Observer Rights.

(i) At any time as of the date hereof, upon 10 days prior written notice to Fortress, Initial Investor may, in its sole discretion, waive and relinquish its rights to designate a member of the Board pursuant to Section 2.1(a).

(ii) Upon the delivery of a waiver contemplated by Section 2.1(c)(i), the Initial Investor shall have the right to: (A) appoint a non-voting representative (the “Observer”) to attend meetings of the Board but not Board committee meetings, to change the Observer so appointed at any time and, upon the resignation of the Observer for any reason, to reappoint another Observer; (B) make proposals, recommendations and suggestions to Fortress’s officers and directors relating to the business and affairs of Fortress at such reasonable times as may be requested by Initial Investor; (C) discuss Fortress’s business and affairs with Fortress’s officers, directors and independent accountants at such reasonable times as may be requested by Initial Investor. In addition, Fortress shall provide Initial Investor with copies of all written consents, resolutions, reports, or other written materials provided to the Board at the same time and in the same manner such materials are circulated to the Board (whether or not Initial Investor has elected to have an Observer pursuant to this Section 2.1(c)); provided that no Observer shall be entitled to receive any information without agreeing in writing to be a party to any confidentiality restrictions with respect to such information. Any action taken by the Board at any meeting will not be invalidated by the absence of the Observer at such meeting. Prior to any meeting of the Board, Fortress shall provide due notice of such meeting to the Observer in accordance with the Operating Agreement.

(iii) Initial Investor shall cease to have any rights under this Section 2.1(c) at the time Initial Investor ceases to have the right to nominate one individual to serve on the Board pursuant to Section 2.1(a).

SECTION 2.2 INSPECTION RIGHTS. Prior to the IPO, so long as Initial Investor and its Permitted Transferees Beneficially Own Voting Securities representing more than 5% of the Total Voting Power of Fortress:

(a) each of Fortress, each Fortress Subsidiary and each Fortress Fund will permit each Investor or a representative of each Investor, to visit and inspect any of the properties of such entity, including its books of account and other records and, at such entity’s expense and subject to such Investor’s or representative’s execution of a non-disclosure agreement in a form acceptable to such entity, make copies thereof and take extracts therefrom, and to discuss its affairs, finances and accounts with such entity’s officers and its independent public accountants, all at such reasonable times and as often as any such Investor may reasonably request; provided that any records or copies provided shall be subject to any confidentiality restrictions with respect to such record or copies.

(b) each of Fortress, each Fortress Subsidiary and each Fortress Fund will deliver to each Investor, who so requests in writing, as soon as practicable after transmission or occurrence and in any event within ten (10) days thereof, copies of any reports or communications delivered to any class of such entity’s security holders or investors, or broadly to the financial community, including any filings by such entity with any securities exchange, the Commission or the National Association of Securities Dealers, Inc.; provided, however, that no Investor shall be entitled to receive any information from a Fortress Fund without first agreeing in writing to be bound by any restrictions that are generally applicable to investors of such Fortress Fund with respect to such information;

(c) the provisions of this Section 2.2 shall not be in limitation of any rights which any Investor may have with respect to the books and records of the Fortress Entities, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are organized;

(d) the Company shall cooperate with the Investors to develop mutually agreeable financial information and reporting procedures to enable the Investors to comply on a timely basis with applicable requirements under law, accounting rules or other regulations with regard to the ownership of the Class A Shares by the Investors; provided that the above obligations of the Company to cooperate with, and provide information to, the Investors shall expire upon the consummation of the IPO; and

(e) each Investor acknowledges and agrees that any non-public information of Fortress or any of its Affiliates is confidential and, except as required by law or legal process or to enforce the terms of this Agreement, such Investor shall keep and retain in the strictest confidence and not disclose to any Person all confidential matters of Fortress or any of its Affiliates.

ARTICLE III

TERMINATION

SECTION 3.1 TERM. This Agreement shall automatically terminate upon the earlier of (a) January 1, 2025 or (b) the date that Initial Investor, together with its Permitted Transferees, no longer holds Shares representing at least the Piggyback Registrable Amount.

SECTION 3.2 SURVIVAL. If this Agreement is terminated pursuant to Section 3.1, this Agreement shall become void and of no further force and effect, except for the provisions set forth in Section 4.7 and Article VIII.

ARTICLE IV

REGISTRATION RIGHTS

SECTION 4.1 DEMAND REGISTRATION.

(a) At any time after the six month anniversary of the IPO, any Investors that on the date a Demand (as hereinafter defined) is made constitute Demand Investors (the “Requesting Investor”) shall be entitled to make a written request of Fortress (a “Demand”) for registration under the Securities Act of an amount of Registrable Securities that, when taken together with the amounts of Registrable Securities requested to be registered under the Securities Act by such Requesting Investor’s Permitted Transferees who are then Investors in accordance with this Agreement, equals or is greater than the Registrable Amount (based on the number of Registrable Securities outstanding on the date such Demand is made) (a “Demand Registration”) and thereupon Fortress will, subject to the terms of this Agreement, use its reasonable best efforts to effect the registration as promptly as practicable under the Securities Act of:

(i) the Registrable Securities which Fortress has been so requested to register by the Requesting Investor for disposition in accordance with the intended method of disposition stated in such Demand;

(ii) all other Registrable Securities which Fortress has been requested to register pursuant to Section 4.1(b); and

(iii) all Shares which Fortress may elect to register in connection with any offering of Registrable Securities pursuant to this Section 4.1, but subject to Section 4.1(g);

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional Shares, if any, to be so registered.

(b) A Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known and (iii) the identity of the Investor (or Requesting Investor). Subject to Section 4.1(g), Fortress shall include in the Demand Registration covered by such Demand all Registrable Securities with respect to which Fortress has received a written request for inclusion therein within ten days after Fortress’s notice required by this paragraph has been given. Such written request shall comply with the requirements of a Demand as set forth in this Section 4.1(b).

(c) Initial Investor and its Permitted Transferees, collectively, shall be entitled to an aggregate of two Demand Registrations.

(d) A Demand Registration shall not be deemed to have been effected and shall not count as a Demand (i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least 90 days (or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold thereunder), (ii) if, after it has become effective, such Demand Registration becomes subject prior to 90 days after effectiveness to any stop order, injunction or other order or requirement of the SEC or other Governmental Entity or court for any reason or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such Demand Registration are not satisfied, other than by reason of any act or omission by such Requesting Investors.

(e) Demand Registrations shall be on such appropriate registration form of the SEC as shall be selected by the Requesting Investor and shall be reasonably acceptable to Fortress.

(f) Fortress shall not be obligated to (i) maintain the effectiveness of a registration statement under the Securities Act, filed pursuant to a Demand Registration, for a period longer than 90 days or (ii) effect any Demand Registration (A) within six months of a “firm commitment” Underwritten Offering in which all Piggyback Investors (as hereinafter defined) were given “piggyback” rights pursuant to Section 4.2 (subject to Section 4.1(g)) and at least 50% of the number of Registrable Securities requested by such Piggyback Investor to be included in such Demand Registration were included, (B) within four months of any other Demand Registration or (C) if, in Fortress’s reasonable judgment, it is not feasible for Fortress to proceed with the Demand Registration because of the unavailability of audited or other required financial statements, provided that Fortress shall use its reasonable best efforts to obtain such financial statements as promptly as practicable. In addition, Fortress shall be entitled to postpone (upon written notice to the Demand Investor) for up to two occasions, and in no event for more than an aggregate of 120 days, the filing or the effectiveness of a registration statement for any Demand

Registration (in any period of 12 consecutive months) if the Board determines in good faith and in its reasonable judgment that the filing or effectiveness of the registration statement relating to such Demand Registration would cause the disclosure of material, non-public information that Fortress has a bona fide business purpose for preserving as confidential. In the event of a postponement by Fortress of the filing or effectiveness of a registration statement for a Demand Registration, the holders of a majority of Registrable Securities held by the Requesting Investors shall have the right to withdraw such Demand in accordance with Section 4.3.

(g) Fortress shall not include any securities other than Registrable Securities in a Demand Registration, except with respect to securities held by the Principals or with the written consent of Investors participating in such Demand Registration that hold a majority of the Registrable Securities included in such Demand Registration. If, in connection with a Demand Registration, any managing underwriter (or, if such Demand Registration is not an Underwritten Offering, a nationally recognized independent investment bank selected by the Investors holding a majority of the Registrable Securities included in such Demand Registration, reasonably acceptable to Fortress, and whose fees and expenses shall be borne solely by Fortress) advises Fortress, in writing, that, in its opinion, the inclusion of all of the securities, including securities of Fortress that are not Registrable Securities, sought to be registered in connection with such Demand Registration would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then Fortress shall include in such registration statement only such securities as Fortress is advised by such underwriter or investment bank can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by the Investors, which, in the opinion of the underwriter or investment bank can be sold without adversely affecting the marketability of the offering, pro rata among such Investors requesting such Demand Registration on the basis of the number of such securities requested to be included by such Investors and such Investors that are Piggyback Sellers; (ii) second, securities the Principals propose to sell; (iii) third, securities Fortress proposes to sell; and (iv) fourth, all other securities of Fortress duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other method determined by Fortress.

(h) Any time that a Demand Registration involves an Underwritten Offering, Fortress shall select the investment banker or investment bankers and managers that will serve as lead and co-managing underwriters with respect to the offering of such Registrable Securities.

(i) All rights of the Investors under this Section 4.1 shall be subject to the restrictions of Section 6.2.

SECTION 4.2 PIGGYBACK REGISTRATION.

(a) Subject to the terms and conditions hereof, whenever Fortress proposes to register any of its equity securities under the Securities Act (other than a registration by Fortress on a registration statement on Form S-4 or a registration statement on Form S-8 or any successor forms thereto) (a “Piggyback Registration”), whether for its own account or for the account of others, Fortress shall give each Investor that on such date, together with its Permitted Transferees who are then Investors in accordance with this Agreement, holds at least a Piggyback Registrable Amount (each, a “Piggyback Investor”), prompt written notice thereof (but not less than ten business days prior to the filing by Fortress with the SEC of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify, at a minimum, the number of equity securities proposed to be registered, the proposed date of filing of such registration statement with the SEC, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known) and a good faith estimate by Fortress of the proposed minimum offering price of such equity securities. Upon the written request of any Persons that on the date of the Piggyback Notice constitute a Piggyback Investor (a “Piggyback Seller”) (which written request shall specify the number of Registrable Securities then presently intended to be disposed of by such Piggyback Seller) given within ten days after such Piggyback Notice is received by such Piggyback Seller, Fortress, subject to the terms and conditions of this Agreement, shall use its reasonable best efforts to cause all such Registrable Securities held by Piggyback Sellers with respect to which Fortress has received such written requests for inclusion to be included in such Piggyback Registration on the same terms and conditions as Fortress’s equity securities being sold in such Piggyback Registration.

(b) If, in connection with a Piggyback Registration, any managing underwriter (or, if such Piggyback Registration is not an Underwritten Offering, a nationally recognized independent investment bank selected by Investors holding a majority of the Registrable Securities included in such Piggyback Registration, reasonably acceptable to Fortress, and whose fees and expenses shall be borne solely by Fortress) advises Fortress in writing that, in its opinion, the inclusion of all the equity securities sought to be included in such Piggyback Registration by (i) Fortress, (ii) others who have sought to have equity securities of Fortress registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such Persons being “Other Demanding Sellers”), (iii) the Piggyback Sellers and (iv) any other proposed sellers of equity securities of Fortress (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the marketability of the equity securities sought to be sold pursuant thereto, then Fortress shall include in the registration statement applicable to such Piggyback Registration only such equity securities as Fortress is so advised by such underwriter can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for Fortress’s own account, then (A) first, such number of equity securities to be sold by Fortress as Fortress, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined, (B) second, Registrable Securities of Piggyback Sellers, securities of Principals and securities sought to be registered by Other Demanding Sellers, pro rata on the basis of the number of Class A Shares proposed to be sold by such Piggyback Sellers, the Principals and Other Demanding Sellers and (C) third, other equity securities proposed to be sold by any Other Proposed Sellers (excluding the Principals); or

(ii) if the Piggyback Registration relates to an offering other than for Fortress’s own account, then (A) first, such number of equity securities sought to be registered by each Other Demanding Seller, the Piggyback Sellers and the Principals, pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, Piggyback Sellers and the Principals and (B) second, other equity securities proposed to be sold by any Other Proposed Sellers (excluding the Principals) or to be sold by Fortress as determined by Fortress.

(c) In connection with any Underwritten Offering under this Section 4.2 for Fortress’s account, Fortress shall not be required to include the Registrable Securities of an Investor in the Underwritten Offering unless the Investor accepts the terms of the underwriting as agreed upon between Fortress and the underwriters selected by Fortress.

(d) If, at any time after giving written notice of its intention to register any of its equity securities as set forth in this Section 4.2 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, Fortress shall determine for any reason not to register such equity securities, Fortress shall give written notice of such determination to each Piggyback Investor within five (5) days thereof and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein); provided, that Demand Investors may continue the registration as a Demand Registration pursuant to the terms of Section 4.1.

(e) All rights of the Investor under this Section 4.2 shall be subject to the restrictions of Section 6.2.

SECTION 4.3 WITHDRAWAL RIGHTS.

Any Investor having notified or directed Fortress to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to Fortress prior to the effective date of such registration statement. In the event of any such withdrawal, Fortress shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of Fortress with respect to the Registrable Securities not so withdrawn; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then Fortress shall as promptly as practicable give each Investor seeking to register Registrable Securities notice to such effect and, within ten days following the mailing of such notice, such Investor still seeking registration shall, by written notice to Fortress, elect to register additional Registrable Securities, when taken together with elections to register Registrable Securities by their Permitted Transferees, to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such ten day period, Fortress shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, Fortress shall not seek, and shall use commercially reasonable efforts to prevent, the effectiveness thereof. Any registration statement withdrawn or not filed (a) in accordance with an election by Fortress, (b) in accordance with an election by the Requesting Investors in the case of a Demand Registration or (c) in accordance with an election by Fortress subsequent to the effectiveness of the applicable Demand Registration statement because any post-effective amendment or supplement to the applicable Demand Registration statement contains information regarding Fortress which Fortress deems adverse to Fortress, shall not be counted as a Demand. If an Investor withdraws its notification or direction to Fortress to include Registrable Securities in a registration statement in accordance with this Section 4.3, such Investor shall be required to promptly reimburse Fortress for all expenses incurred by Fortress in connection with preparing for the registration of such Registrable Securities.

SECTION 4.4 HOLDBACK AGREEMENTS.

Each Piggyback Seller agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of Fortress, or any securities convertible into or exchangeable or exercisable for such equity securities, during any time period reasonably requested by Fortress (which shall not exceed 90 days) with respect to any Public Offering, Demand Registration or Piggyback Registration (in each case, except as part of such registration), or, in each case, during any time period (which shall not exceed 180 days) required by any underwriting agreement with respect thereto.

SECTION 4.5 REGISTRATION PROCEDURES.

(a) If and whenever Fortress is required to use reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 4.1 and 4.2 Fortress shall as expeditiously as reasonably possible:

(i) prepare and file with the SEC a registration statement to effect such registration and thereafter use reasonable best efforts to cause such registration statement to become and remain effective pursuant to the terms of this Agreement; provided, however, that Fortress may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further that before filing such registration statement or any amendments thereto, Fortress will furnish to the counsel selected by the Investors which are including Registrable Securities in such registration (“Selling Investors”) copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, and such review to be conducted with reasonable promptness;

(ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or (i) in the case of a Demand Registration pursuant to Section 4.1, the expiration of 90 days after such registration statement becomes effective or (ii) in the case of a Piggyback Registration pursuant to Section 4.2, the expiration of 90 days after such registration statement becomes effective;

(iii) furnish to each Selling Investor and each underwriter, if any, of the securities being sold by such Selling Investor such number of conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Investor and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Investor;

(iv) use reasonable best efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities laws or blue sky laws of such jurisdictions as any Selling Investor and any underwriter of the securities being sold by such Selling Investor shall reasonably request, and take any other action which may be reasonably necessary or advisable to enable such Selling Investor and underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Investor, except that Fortress shall not for any such purpose be required to (A) qualify generally to do business as a foreign limited liability company in any jurisdiction wherein it would not but for the requirements of this clause (iv) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(v) use reasonable best efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by Fortress are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market;

(vi) use reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Selling Investor(s) thereof to consummate the disposition of such Registrable Securities;

(vii) in connection with an Underwritten Offering, obtain for each Selling Investor and underwriter:

(A) an opinion of counsel for Fortress, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Selling Investor and underwriters, and

(B) a “comfort” letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No.

72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified Fortress’s financial statements included in such registration statement;

(viii) promptly make available for inspection by any Selling Investor, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such Selling Investor or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of Fortress (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Fortress’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, however, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, Fortress shall not be required to provide any information under this subparagraph (viii) if (i) Fortress believes, after consultation with counsel for Fortress, that to do so would cause Fortress to forfeit an attorney-client privilege that was applicable to such information or (ii) if either (A) Fortress has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (B) Fortress reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing unless prior to furnishing any such information with respect to (i) or (ii) such Selling Investor requesting such information agrees, and causes each of its Inspectors, to enter into a confidentiality agreement on terms reasonably acceptable to Fortress; and provided, further, that each Selling Investor agrees that it will, upon learning that disclosure of such Records by such Selling Investor is sought in a court of competent jurisdiction, give notice to Fortress and allow Fortress, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

(ix) promptly notify in writing each Selling Investor and the underwriters, if any, of the following events:

(A) the filing of the registration statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective;

(B) any request by the SEC or any other Governmental Entity for amendments or supplements to the registration statement or the prospectus or for additional information;

(C) the issuance by the SEC or any other Governmental Entity of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; and

(D) the receipt by Fortress of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(x) notify each Selling Investor, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, at the request of any Selling Investor, promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(xi) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement;

(xii) otherwise use reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to Selling Investors, as soon as reasonably practicable, an earnings statement of Fortress covering the period of at least 12 months, but not more than 18 months, beginning with the first day of Fortress’s first full quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xiii) use its reasonable best efforts to assist Selling Investors who made a request to Fortress to provide for a third party “market maker” for the Class A Shares; provided, however, that Fortress shall not be required to serve as such “market maker”;

(xiv) cooperate with the Selling Investors and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such Selling Investor may request and keep available and make available to Fortress’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates; and

(xv) have appropriate officers of Fortress prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, and other information meetings organized by the underwriters, take other actions to obtain ratings for any Registrable Securities (if they are eligible to be rated) and otherwise use its reasonable best efforts to cooperate as reasonably requested by the Selling Investors and the underwriters in the offering, marketing or selling of the Registrable Securities.

Fortress may require each Selling Investor and each underwriter, if any, to furnish Fortress in writing such information regarding each Selling Investor or underwriter and the distribution of such Registrable Securities as Fortress may from time to time reasonably request to complete or amend the information required by such registration statement.

(b) Underwriting. Without limiting any of the foregoing, in the event that the offering of Registrable Securities is to be made by or through an underwriter, Fortress, if requested by the underwriter, shall enter into an underwriting agreement with a managing underwriter or underwriters in connection with such offering containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the covenants and agreements of Fortress contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, such issuers.

(c) Each Selling Investor agrees that upon receipt of any notice from Fortress of the happening of any event of the kind described in Section 4.5(a)(ix), such Selling Investor shall forthwith discontinue such Selling Investor’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.5(a)(ix) and, if so directed by Fortress, deliver to Fortress, at Fortress’s expense, all copies, other than permanent file copies, then in such Selling Investor’s possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities. In the event Fortress shall give such notice, any applicable 90 day or one year period during which such registration statement must remain effective pursuant to this Agreement shall be extended by the number of days during the period from the date of giving of a notice regarding the happening of an event of the kind described in Section 4.5(a)(ix) to the date when all such Selling Investors shall receive such a supplemented or amended prospectus and such prospectus shall have been filed with the SEC.

SECTION 4.6 REGISTRATION EXPENSES.

All expenses incident to Fortress’s performance of, or compliance with, its obligations under this Agreement including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and “blue sky” laws, all fees and expenses associated with filings required to be made with the NASD (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in Schedule E of the By-Laws of the NASD), all fees and expenses of compliance with securities and “blue sky” laws, all printing (including, without limitation, expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Securities) and copying expenses, all messenger and delivery expenses, all fees and expenses of Fortress’s independent certified public accountants and counsel (including, without limitation, with respect to “comfort” letters and opinions) and fees and expenses of one firm of counsel to the Investors selling in such registration (which firm shall be selected by the Investors selling in such registration that hold a majority of the Registrable Securities included in such registration) (collectively, the “Registration Expenses”) shall be borne by Fortress, regardless of whether a registration is effected. Fortress will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by Fortress are then listed or traded. Each Selling Investor shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Investor’s Registrable Securities pursuant to any registration.

SECTION 4.7 INDEMNIFICATION.

(a)  By Fortress. Fortress agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Investor and its Permitted Transferees and their respective officers, directors, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Investor or such other indemnified Person from and against all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, the “Losses”) caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as the same are caused by any information furnished in writing to Fortress by such Selling Investor expressly for use therein. In connection with an Underwritten Offering and without limiting any of Fortress’s other obligations under this Agreement, Fortress shall also indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriters or such other indemnified Person to the same extent as provided above with respect to the indemnification (and exceptions thereto) of Selling Investors. Reimbursements payable pursuant to the indemnification contemplated by this Section 4.7(a) will be made by periodic payments during the course of any investigation or defense, as and when bills are received or expenses incurred.

(b) By the Selling Investors. In connection with any registration statement in which an Investor is participating, such Selling Investor will furnish to Fortress in writing information regarding such Selling Investor’s ownership of Registrable Securities and its intended method of distribution thereof and, to the extent permitted by law, shall, jointly with Initial Investor and all other Investors and not severally, indemnify Fortress, its Affiliates and their respective directors, officers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) Fortress or such other indemnified Person against all Losses caused by any untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished in writing by such Selling Investor expressly for use therein. Notwithstanding the foregoing, no Selling Investors shall be liable to Fortress for amounts in excess of the net amount received by such holder in the offering giving rise to such liability.

(c) Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice on a timely basis.

(d) Defense of Actions. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or is reasonably likely to be prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (such consent not to be unreasonably withheld). The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, it being understood that the indemnified party shall not be deemed to be unreasonable in withholding its consent if the proposed settlement imposes any obligation on the indemnified party).

(e) Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

(f) Contribution. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Investor or transferee thereof shall be required to make a contribution in excess of the net amount received by such holder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

(g) Request for Information. Not less than ten business days before the expected filing date of each registration statement pursuant to this Agreement, Fortress shall notify each Investor who has timely provided the requisite notice hereunder entitling the Investor to register Registrable Securities in such registration statement of the information, documents and instruments from such Investor that Fortress or any underwriter reasonably requests in connection with such registration statement, including, but not limited to a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If Fortress has not received, on or before the second day before the expected filing date, the Requested Information from such Investor, Fortress may file the Registration Statement without including Registrable Securities of such Investor. The failure to so include in any registration statement the Registrable Securities of an Investor (with regard to that registration statement) shall not in and of itself result in any liability on the part of Fortress to such Investor.

(h) No Grant of Future Registration Rights. Fortress shall not grant any shelf, demand, piggyback or incidental registration rights that are senior to the rights granted to the Investors hereunder to any other Person without the prior written consent of Initial Investor.

(i) Permitted Transferees. Any time an Investor transfers Registrable Securities to a Permitted Transferee of Initial Investor, such Permitted Transferee must execute a joinder to this Agreement, and become an “Investor” for purposes of this Agreement, in order to be entitled to the registration rights set forth in this Article IV.

SECTION 4.8 MOST FAVORED NATIONS. Except with respect to the shelf registration rights and the number of demand rights granted to the Principals and their Permitted Transferees in their Shareholder Agreement with Fortress as described in the Private Placement Memorandum, to the extent that, on or after the date of this Agreement, Fortress grants superior or more favorable demand, piggyback or incidental registration rights than those provided in this Article IV, any such superior or more favorable rights and/or terms shall be deemed to have been granted simultaneously to the Investors with respect to their Registrable Securities.

ARTICLE V

DRAG-ALONG RIGHTS AND TAG-ALONG RIGHTS

SECTION 5.1 DRAG-ALONG RIGHTS.

(a) If, prior to the consummation of the IPO, the Board approves a sale of all or substantially all of the business conducted by Fortress to a Third Party (an “Approved Sale”), each Investor, each other Permitted Transferee of Initial Investor that holds Initial Class A Shares and each of their respective direct or indirect transferees of Initial Class A Shares, shall take all actions approved or requested by the Board in connection with the Approved Sale.

(b) The obligations of a holder of Initial Class A Shares pursuant to this Section 5.1 are subject to the following conditions:

(i) upon consummation of the Approved Sale, such holder shall receive from the Approved Sale the same amount of consideration with respect to each of its, his or her Class A Shares that each Principal shall receive with respect to each of his FOG Units;

(ii) if any Principal is given an option as to the form and amount of consideration to be received in respect of his FOG Units, each holder of Class A Shares will be given the same option and the requirement that all holders of Class A Shares and FOG Units receive the same amount of consideration per Class A Share and FOG Unit shall be satisfied without regard to the particular choices of particular holders among any such options;

(iii) such holder shall not be obligated to make any out-of-pocket expenditure prior to the consummation of the Approved Sale (excluding modest expenditures for postage, copies, etc.) and such holder shall not be obligated to pay more than its, his or her pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Approved Sale to the extent such costs are incurred for the benefit of such holder and are not otherwise paid by Fortress or the acquiring party, provided that such holder’s liability for such expenses shall be capped at the total purchase price received by such holder for its, his or her Class A Shares; and

(iv) in the event that such holder is required to provide any representations or indemnities in connection with the Approved Sale (other than representations and indemnities concerning such holder’s valid ownership of its, his or her Class A Shares, free and clear of any and all Liens, such holder’s authority, power and right to enter into and consummate such purchase or merger agreement without violating any other agreement and other representations and indemnities which are individual to such holder and that are also provided by the holders of FOG Units, as applicable to FOG Units), then such holder shall not be liable for more than its, his or her pro rata share (based upon the Class A Shares held and not the amount of consideration received) of any liability for misrepresentation or indemnity and such liability shall not exceed the total purchase price received by such holder for its, his or her Class A Shares.

SECTION 5.2 TAG-ALONG RIGHTS.

(a) Except for transfers to a Permitted Transferee and except for the potential transfer of FOG Units and Class B Shares to employees of Fortress and/or its Subsidiaries, if, prior to the consummation of the IPO, any of the Principals (in each case, a “Tag-Along Principal”) transfers Class A Shares or FOG Units to one or more Persons (a “Tag-Along Purchaser”), then each Investor that holds Initial Class A Shares (each, a “Tag-Along Rightsholder”) shall have the right to sell to such Tag-Along Purchaser, upon the terms set forth in the Tag-Along Notice (except that the purchase price payable to the participating Tag-Along Rightsholders and such Tag-Along Principal in respect of any Stock Equivalents sold in such transaction shall be net of the exercise price thereof (i.e., the additional consideration payable to Fortress upon the exercise thereof, if any)) that number specified by such Tag-Along Rightsholder of Class A Shares, up to that number equal to the percentage of the number of the sum of the Class A Shares and FOG Units proposed to be transferred by such Tag-Along Principal (the “Tag-Along Shares”) determined by dividing (A) the total number of Class A Shares (including for such purposes all Class A Shares which are subject to issuance upon exercise or conversion of Stock Equivalents held by such Tag-Along Rightsholder) then owned by such Tag-Along Rightsholder by (B) the sum of (x) the total number of Class A Shares (including for such purposes all Class A Shares and FOG Units which are subject to issuance upon exercise or conversion of Stock Equivalents held by the Tag-Along Rightsholders) then owned by all such Tag-Along Rightsholders exercising their rights pursuant to this Section 5.2(a) and (y) the total number of Class A Shares and FOG Units then owned by such Tag-Along Principal (including for such purposes all Class A Shares and FOG Units which are subject to issuance upon exercise or conversion Stock Equivalents held by such Principal). The Tag-Along Principal shall effect the sale of the Tag-Along Shares and the Tag-Along Rightsholders shall sell the number of Class A Shares which each Tag-Along Rightsholder has elected to sell pursuant to this Section 5.2(a), and the number of Class A Shares and FOG Units to be sold to such Tag-Along Purchaser by such Tag-Along Principal shall be reduced accordingly.

(b) The Tag-Along Principal intending to transfer Class A Shares and/or FOG Units to a Tag-Along Purchaser shall give written notice to each Tag-Along Rightsholder of each proposed transfer by it of Class A Shares and/or FOG Units which gives rise to the rights of such Tag-Along Rightsholders set forth in this Section 5.2, at least fifteen (15) days prior to the proposed consummation of such transfer, setting forth the name of such Tag-Along Principal, the number of Tag-Along Shares, the name and address of the proposed Tag-Along Purchaser, the beneficial owner(s) of such Tag-Along Purchaser if such purchaser is an entity and is known by such Tag-Along Principal after due inquiry, the proposed amount and form of consideration and terms and conditions of payment offered by such Tag-Along Purchaser and the maximum percentage of Class A Shares that such Tag-Along Rightsholder may sell to such Tag-Along Purchaser (determined in accordance with Section 5.2(a)) (the “Tag-Along Notice”). The tag-along rights provided by this Section 5.2 must be exercised by each Tag-Along Rightsholder within ten (10) days following receipt of the Tag-Along Notice, by delivery of a written notice to the Tag-Along Principal indicating such Tag-Along Rightsholder’s wish to exercise its rights and specifying the number of Tag-Along Shares (up to the maximum number of Tag-Along Shares as determined in accordance with Section 5.2(a)) it wishes to sell, provided that such Tag-Along Rightsholder may waive its rights under this Section 5.2 prior to the expiration of such 10-day period by giving written notice to the Tag-Along Principal, with a copy to Fortress. The failure of any Tag-Along Rightsholder to respond within such 10-day period shall be deemed to be a waiver of such Tag-Along Rightsholder’s rights under this Section 5.2. Each Tag-Along Rightsholder hereby agrees to be bound by the same terms and conditions as the Tag-Along Principal, including representations, warranties and indemnities on a pro rata basis (based on the number of Shares and/or FOG Units to be sold by such Tag-Along Principal or Tag-Along Rightsholder, as the case may be) and the payment of its pro rata share of all out-of-pocket costs associated with such transaction.

ARTICLE VI

STANDSTILL AND TRANSFER RESTRICTIONS

SECTION 6.1 STANDSTILL.

(a) Except as otherwise expressly provided in this Agreement, or as specifically approved by a majority of the members of the Board, including at least a majority of the Sellers who are members of the Board, no Investor or any of its Affiliates shall, directly or indirectly, (i) by purchase or otherwise, Beneficially Own, acquire, agree to acquire or offer to acquire any Voting Securities or direct or indirect rights or options to acquire Voting Securities (including any voting trust certificates representing such securities) other than the Initial Class A Shares, (ii) enter, propose to enter into, solicit or support any merger or business combination or similar transaction involving Fortress or any of its Subsidiaries, or purchase, acquire, propose to purchase or acquire or solicit or support the purchase or acquisition of any portion of the business or assets of Fortress or any of its Subsidiaries (except for proposals to purchase or acquire a non-material portion of the assets of Fortress or any of its Subsidiaries that are not required to be publicly disclosed), (iii) initiate or propose any securityholder proposal without the approval of the Board granted in accordance with this Agreement or make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules promulgated by the SEC under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any Voting Securities or request or take any action to obtain any list of securityholders for such purposes with respect to any matter (or, as to such matters, solicit any Person in a manner that would require the filing of a proxy statement under Regulation 14A of the Exchange Act), (iv) form, join or in any way participate in a Group (other than a Group consisting solely of Investor and its respective Affiliates) formed for the purpose of acquiring, holding, voting or disposing of or taking any other action with respect to Voting Securities, (v) deposit any Voting Securities in a voting trust or enter into any voting agreement or arrangement with respect thereto (other than this Agreement and such voting trusts or agreements which are solely between an Investor and its Affiliates or made between an Investor and its Affiliates and Fortress pursuant to this Agreement), (vi) seek representation on the Board, the removal of any directors from the Board or a change in the size or composition of the Board (in each case, other than as provided in this Agreement), (vii) make any request to amend or waive any provision of this Section 6.1, which request would require public disclosure under applicable Law, (viii) disclose any intent, purpose, plan, arrangement or proposal inconsistent with the foregoing (including any such intent, purpose, plan, arrangement or proposal that is conditioned on or would require the waiver, amendment, nullification or invalidation of any of the foregoing) or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal, (ix) take any action challenging the validity or enforceability of the foregoing or (x) assist, advise, encourage or negotiate with any Person with respect to, or seek to do, any of the foregoing; provided that (a) it shall not be a violation of this Section 6.1(a)(x) to sell Initial Class A Shares and (b) it shall not be a violation of this Section 6.1(a) by an Investor to (1) trade securities of Fortress and its Subsidiaries for the accounts of its customers in the ordinary course of trading, investment management, financing and brokerage activities subject to appropriate information barriers being in place or (2) participate in any coinvestment opportunities offered to it by Fortress or any Fortress Subsidiary.

(b) Nothing in this Section 6.1 shall (i) prohibit or restrict an Investor from responding to any inquiries from any shareholder of Fortress as to such Investor’s intention with respect to the voting of any Voting Securities Beneficially Owned by Investor so long as such response is consistent with the terms of this Agreement; (ii) restrict the right of each director on the Board or any committee thereof to vote on any matter as such individual believes appropriate in light of his or her duties as a director or committee member or the manner in which a director may participate in his or her capacity as a director in deliberations or discussions at meetings of the Board or as a member of any committee thereof; (iii) prohibit such Investor from Beneficially Owning Voting Securities issued as dividends or distributions in respect of, or issued upon conversion, exchange or exercise of, securities which such Investor is permitted to Beneficially Own under this Agreement; or (iv) prohibit any officer, director, employee or agent of Investor from purchasing or otherwise acquiring Voting Securities so long as he or she is not a member of a Group that includes such Investor or is not otherwise acting on behalf of Investor.

SECTION 6.2 TRANSFER RESTRICTIONS.

(a) Initial Investor and its Permitted Transferee(s) may not, directly or indirectly, voluntarily effect the transfer of any Initial Class A Shares for a period of one year from the date hereof, other than with respect to transfers from Initial Investor to a Permitted Transferee of Initial Investor and between Permitted Transferees of Initial Investor, provided that such Permitted Transferee is an “Investor” for purposes of this Agreement or, in connection with such transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to Fortress, in which such Permitted Transferee agrees to be an “Investor” for all purposes of this Agreement.

(b) Following the first anniversary of the date hereof, Initial Investor and its Permitted Transferee(s) may transfer any or all of the Initial Class A Shares (i) to any Person in a registered public offering, (ii) after the consummation of the IPO, to any Person in accordance with Rule 144 or in a transaction exempt from the registration requirements of the Securities Act, or (iii) prior to the consummation of the IPO, to any Person that is not a Nonqualified Transferee in accordance with Rule 144 or in a transaction exempt from the registration requirements of the Securities Act; provided, however, that no Investor or any other Permitted Transferee of Initial Investor that holds Initial Class A Shares may transfer such Initial Class A Shares in a transaction exempt from the registration requirements of the Securities Act under this Section 6.2(b) unless (a) the transferor has delivered to Fortress an opinion of counsel to Fortress reasonably acceptable to Fortress that such transfer would not violate the registration or qualification requirements of the Securities Act or any applicable blue sky laws (including any investor suitability standards); (b) if the Class A Shares are not then registered under the Exchange Act, the transferor has demonstrated to the reasonable satisfaction of Fortress that such transfer would not require Fortress to register the Class A Shares under the Exchange Act and (c) Fortress receives a notice of assignment signed by both the transferor and transferee, in a form reasonably approved by Fortress. Prior to the consummation of the IPO, each transferee of Initial Class A Shares shall be subject to the provisions of Section 5.1(a). Prior to the consummation of the IPO,

Fortress shall use its commercially reasonable efforts to cooperate as reasonably requested by Initial Investor with respect to the offering, marketing or selling of Initial Class A Shares and to otherwise assist Initial Investor in effecting one or more valid private placements of Initial Class A Shares in accordance with the Securities Act.

(c) Each certificate representing Class A Shares shall contain the following legend:

“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF AN INVESTOR SHAREHOLDER AGREEMENT DATED AS OF [ ], 2007 BETWEEN FORTRESS INVESTMENT GROUP LLC AND THE INVESTORS NAMED THEREIN (THE “INVESTOR SHAREHOLDER AGREEMENT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE INVESTOR SHAREHOLDER AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF FORTRESS INVESTMENT GROUP LLC.”

(d) Each Permitted Transferee of Initial Investor who becomes an “Investor” for purposes of this Agreement agrees to comply with the provisions of this Section 6.2.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.1 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. Initial Investor represents and warrants to Fortress that (a) Initial Investor is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly executed by Initial Investor or its attorney-in-fact on behalf of Initial Investor and is a valid and binding agreement of Initial Investor, enforceable against Initial Investor in accordance with its terms; (c) the execution, delivery and performance by Initial Investor of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which Initial Investor is a party or the organizational documents of Initial Investor; and (d) Initial Investor has good and marketable title to the Class A Shares owned by Initial Investor as of the date hereof free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind, other than pursuant to this Agreement or the Operating Agreement.

SECTION 7.2 REPRESENTATIONS AND WARRANTIES OF FORTRESS. Fortress represents and warrants to Initial Investor that (a) Fortress is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly authorized, executed and delivered by Fortress and is a valid and binding agreement of Fortress, enforceable against Fortress in accordance with its terms; and (c) the execution, delivery and performance by Fortress of this Agreement does not violate or conflict with or result in a breach by Fortress of or constitute (or with notice or lapse of time or both constitute) a default by Fortress under its Certificate of Formation, the Operating Agreement, any existing applicable Law of any Governmental Entity exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over Fortress, any of the Fortress Subsidiaries or any of the Fortress Funds or any of their respective properties or assets, or any agreement or instrument to which Fortress or any of the Fortress Subsidiaries or any of the Fortress Funds is a party or by which Fortress, any of the Fortress Subsidiaries or any of the Fortress Funds or any of their respective properties or assets may be bound.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 EXCHANGES; REPURCHASES; RECAPITALIZATION.

(a) The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the Initial Class A Shares, (ii) any and all shares of voting common stock of Fortress or any other Person into which the Initial Class A Shares are converted, exchanged or substituted (including FOG Units) in any recapitalization or other capital reorganization by Fortress and (iii) any and all equity securities of Fortress (or any other Person) or any successor or assign of Fortress (or any other Person) (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the Initial Class A Shares or FOG Units and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. Fortress shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to assume this Agreement or enter into a new investor shareholder agreement with the Investors on terms substantially the same as this Agreement as a condition of any such transaction.

(b) Except as otherwise specifically provided herein, Fortress shall not effect any repurchase, recapitalization, reorganization, reclassification, merger, consolidation, share exchange, liquidation, spin-off, stock split, dividend, distribution or stock consolidation, subdivision or combination that would not afford to each holder of Class A Shares the same type and amount of consideration per Class A Share of Fortress or FOG Unit afforded to each Principal (after taking into account any exercise price or similar fee necessary to convert a Stock Equivalent into Class A Shares of Fortress or FOG Unit).

(c) Except as otherwise specifically provided herein, neither Fortress nor any of the Fortress Subsidiaries shall effect any repurchase or redemption of Class A Shares or FOG Units from any holder of Class A Shares or FOG Units, other than on a pro rata basis from all holders of Class A Shares and all holders of FOG Units participating in such repurchase or redemption at the same type and amount of consideration; provided, however that nothing in this Section 8.1(c) shall apply to repurchases from employees of Fortress or its Affiliates that affect the Class A Shares and FOG Units on a pro-rata basis.

SECTION 8.2 NOTICES. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 8.2) or nationally recognized overnight courier, addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:

(a) if to Fortress, to:

Fortress Investment Group LLC
1345 Avenue of the Americas
46th Floor
New York, NY 10105
(T) (212) 798-6100
(F) (917) 591-8433

Attention: Alan Chesick, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(T) (212) 735-3000
(F) (212) 735-2000

Attention: Joseph A. Coco, Esq.

(b) if to Initial Investor, to:

Nomura Investment Managers U.S.A., Inc.
c/o Nomura Holdings, Inc.
1-9-1, Nihonbashi
Chuo-ku, Tokyo
103-8645
Japan

                with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
(T) (212) 373-3033
(F) (212) 757-3990
Attention: Toby S. Myerson, Esq.
Attention: Mark A. Underberg, Esq.

SECTION 8.3 NO DISCRIMINATORY TREATMENT. Notwithstanding any provision contained herein that may be to the contrary, (a) in no event shall Fortress effect any amendment to, or waiver with respect to, the Operating Agreement that would treat any Investor, in its capacity as a holder of Class A Shares, in a non-ratable, discriminatory manner with respect to securities of Fortress held by it relative to any Principal without the prior written consent of such Investor and (b) in no event shall Fortress declare or pay any dividend or distribution with respect to a class of capital stock of Fortress or FOG Units that would treat any Investor, in its capacity as holder of Class A Shares, in a non-ratable, discriminatory manner with respect to securities of Fortress held by it without the prior written consent of such Investor.

SECTION 8.4 COVENANT NOT TO AMEND. Prior to the IPO, Fortress agrees not to amend or waive the voting or other provisions of the Operating Agreement or this Agreement if such amendment or waiver would cause any of the Investors or any of their Affiliates to no longer be in regulatory compliance with any material regulatory requirement to which it is subject. Each Investor agrees to notify Fortress as to whether or not it would have such a regulatory problem promptly after Investor has notice of any such amendment or waiver.

SECTION 8.5 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 8.6 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 8.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

SECTION 8.8 ADJUSTMENTS UPON CHANGE OF CAPITALIZATION. In the event of any change in the outstanding Class A Shares by reason of dividends, splits, reverse splits, spin-offs, split-ups, recapitalizations, combinations, exchanges of shares and the like, the term “Class A Shares” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Class A Shares.

SECTION 8.9 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Securities Purchase Agreement (a) constitute the entire agreement and supersede all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person, other than the parties hereto, except as provided in Section 4.7(a) and Section 4.7(b) of this Agreement, any rights or remedies hereunder.

SECTION 8.10 FURTHER ASSURANCES. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

SECTION 8.11 GOVERNING LAW; EQUITABLE REMEDIES. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

SECTION 8.12 CONSENT TO JURISDICTION. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby each of the parties hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the United States District

Court for the Southern District of New York or the Court of Chancery located in the State of Delaware, County of Newcastle (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (ii) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to Fortress or Initial Investor at their respective addresses referred to in Section 8.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

SECTION 8.13 AMENDMENTS; WAIVERS.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.14 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, provided that an Investor may assign its rights under this Agreement (a) to a Permitted Transferee to the extent that it transfers Initial Class A Shares to such Permitted Transferee and such Permitted Transferee is, or agrees to be, pursuant to Section 6.2(a), an “Investor” for purposes of this Agreement, or (b) with the prior written consent of Fortress (not to be unreasonably withheld), to one other Person, to the extent that it transfers Initial Class A Shares to such Person and such Person agrees to be, pursuant to Section 6.2(a), an “Investor” for purposes of this Agreement; provided, in the case of clause (b), that such Person shall not have any rights under Article II, and, provided further, for the avoidance of doubt, that such Person, together with all other Investors, will not as a group have greater rights with respect to any provision of this Agreement than the Initial Investor and its Permitted Transferees are entitled to under such provision, including with respect to the aggregate number of demands pursuant to Section 4.1(c). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

FORTRESS INVESTMENT GROUP LLC

By:
Name:
Title:

NOMURA INVESTMENT MANAGERS U.S.A., INC.

By:
Name:
Title:

Signature Page to Investor Shareholder Agreement